EXHIBIT 5







                                            May 9, 1994



Board of Directors
Union Carbide Corporation
39 Old Ridgebury Road
Danbury, CT  06817-0001


     Re:  Registration Statement on Form S-8
          for 1994 Union Carbide Corporation
          Long Term Incentive Plan

Dear Sirs:

     Please refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission by Union Carbide Corporation (the "Corporation") relating to shares of common stock, $1.00 par value per share (the "Common Stock"), of the Corporation offered for sale pursuant to the 1994 Union Carbide Corporation Long Term Incentive Plan (the "Plan").

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Corporation and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     Based upon the foregoing, we are of the opinion that:

     1. The Corporation has been duly organized and is validly existing under the laws of the State of New York.

     2. The Plan has been duly adopted by the Board of Directors of the Corporation and approved by the shareholders of the corporation.


     3. The shares of Common Stock of the Corporation to which the Registration Statement relates have been duly authorized and reserved for issuance pursuant to the Plan and, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                         Very truly yours,



                         KELLEY DRYE & WARREN